Exhibit 5.1
                                    May 31, 1996

      Diagnostic/Retrieval Systems, Inc.
      5 Sylvan Way
      Parsippany, New Jersey  07054

                     Re:  Diagnostic/Retrieval Systems, Inc.
                          Registration on Form S-1

      Ladies and Gentlemen:

                We are acting as special counsel to
      Diagnostic/Retrieval Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement"). The Registration Statement relates to the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of up to 885,924 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), being offered thereunder by the Selling Stockholders named therein.

                This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

                In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:
      (i) the Registration Statement as filed with the Securities and Exchange Commission (the "Commission") on May 30, 1996 under the 1933 Act; (ii) a specimen certificate representing the Common Stock; (iii) the Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, as presently in effect; and (iv) certain resolutions of the Board of Directors of the Company relating to, among other things, the original issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                Mark N. Kaplan, a partner of our firm, is a director of the Company and owner of 1,000 shares of the Common Stock of the Company.

                Members of our firm are admitted to the bar in the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

                Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and the Shares have been validly issued and are fully paid and nonassessable.

                We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
      Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                   /s/ Skadden, Arps, Slate,
                                          Meagher & Flom